EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Merisel, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-44595, 333-44605 and 033-63021) of Merisel, Inc. of our report dated March 30, 2010, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ BDO Seidman, LLP
New York, New York
March 31, 2010